# Delaware

The First State

***I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VOLITIONRX LIMITED", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JULY, A.D. 2026, AT 3:32 O`CLOCK P.M.***

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

2946714 8100
SR# 20263764340

Authentication: 204566687
Date: 07-20-26

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:32 PM 07/17/2026
FILED 03:32 PM 07/17/2026
SR 20263764340 - File Number 2946714

**CERTIFICATE OF FOURTH AMENDMENT
OF THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VOLITIONRX LIMITED,
a Delaware corporation**

VolitionRx Limited, a Delaware corporation (the "**Corporation**"), organized and existing under and by virtue of the Delaware General Corporation Law (the "**DGCL**"), does hereby certify that:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the "**Delaware Secretary**") on September 24, 1998 under the name "Standard Capital Corporation" and amended and restated as filed with the Delaware Secretary on September 30, 2013. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on October 7, 2016 (the "**Second Amended and Restated Certificate of Incorporation**"), as amended by the Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary on July 2, 2024 (the "**First Amendment**"), as amended by the Certificate of Second Amendment of the Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary on June 18, 2025 (the "**Second Amendment**"), as further amended by the Certificate of Third Amendment of the Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary on April 27, 2026 (the "**Third Amendment**" and together with the First Amendment and the Second Amendment and the Second Amended and Restated Certificate of Incorporation, the "**Restated Certificate**").

SECOND: The Board of Directors of the Corporation (the "**Board of Directors**") has duly adopted resolutions proposing and declaring advisable the following amendment of the Restated Certificate, directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section 6.1 of Article 6 of the Second Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read in full as follows:

"6.1 The aggregate number of shares of stock that the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.001 ("Common Stock")"

THIRD: That thereafter, pursuant to a resolution of the Board of Directors, the Annual Meeting of the Stockholders of the Corporation was duly called and held on July 17, 2026, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment of the Restated Certificate.

FOURTH: This Certificate of Fourth Amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted and approved in accordance with the applicable provisions of Sections 222 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Fourth Amendment of the Second Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer this 17th day of July, 2026.

VOLITIONRX LIMITED

By: ______________________

Name: Cameron Reynolds
Title: President and Chief Executive Officer